Exhibit 10.11

Palm, Inc.

5470 Great America Pkwy

Santa Clara, CA 95052

P 406 326 900

P 408 326 5009

palm.com

December 21, 2001

Ms. Doreen S. Yochum

38 Walnut Circle

Basking Ridge, N7 07920

Dear Dory:

It is my pleasure to offer you the position of Chief Administrative Officer of PalmSource, a wholly owned subsidiary of Palm, Inc., reporting to me.

Your starting salary will be $310,000.00 per year ($25,833.00 monthly), payable semi-monthly, to be paid by PalmSource. You will also be eligible to participate in PalmSource’s discretionary cash bonus plan beginning in FY03. For purposes of this offer, the PalmSource discretionary bonus plan shall be assumed equitable with the current Palm bonus plan. As a point of reference, for fiscal 2002, the Palm bonus plan offered the opportunity to earn a bonus with a target amount of 50% of base salary; actual payments being based on various factors, including company and individual performance, and paid semi-annually. Your individual performance targets will be set by the Board of PalmSource by the beginning of FY03. For the remainder of FY02, the bonus plan has been suspended for all employees. In lieu of this plan, a discretionary profit sharing plan has been approved by the Board of Directors for the second half of this fiscal year. You will be eligible to participate in any payout (pro-rated) that may result from this discretionary plan.

A stock option plan for PalmSource has been established. Upon receipt of the required approval by PalmSource’s Board of Directors, you shall receive an option for a number of shares equal to 1% (one percent) of the shares of PalmSource (the “PalmSource Grant”) on the date the option is granted, calculated on a fully-diluted basis, assuming convertibility of all other forms of security into common stock, including but not limited to the shares owned or controlled by Palm and the amount expected to be set aside in the initial option pool for employees, directors and consultants. Approval by the Board of Directors of the option grant will not be unreasonably withheld. Such stock option plan shall provide for four-year vesting and other terms, all in accordance with Palm’s standard policies and assuming your continued employment with PalmSource (but subject to the other provisions of this letter). Vesting will begin effective upon the date of grant of your option. The option’s per share exercise price will equal the fair market value per share of PalmSource common stock on the date of grant, as determined by the PalmSource Board (and taking into consideration the value of the assets to be contributed to PalmSource by Palm). By mutual consent, Palm and/or PalmSource will have the right to repurchase the option (and any shares acquired upon exercise of the option) by paying you the fair market value (at the time of repurchase) of the stock covered by the option, minus the exercise price otherwise paid or payable. If necessary or appropriate to preserve favorable tax

Ms. Doreen S. Yochum

December 21, 2001

treatment for the spin-off of PalmSource, changes may be made in the option terms described above (but without materially diminishing the potential value of the option).

In addition, you will be eligible to receive a stock option grant of 50,000 Palm shares priced at the closing stock price on the Friday following your start date, or if the stock market is closed on this date, the closing stock price on the last trading day prior to Friday. This grant is subject to approval by the Board of Directors. Such approval will not be unreasonably withheld. The plan provides four year vesting, 25% after the first year and a monthly vesting thereafter. Vesting will begin effective, with your start date.

PalmSource shall offer you the same benefits it provides to its other senior executives. If PalmSource does not have its own separate benefit programs, you will participate in the Palm benefit plans on the same terms as Palm’s senior executives (but excluding incentive and equity compensation programs.) You also shall receive 28 days of combined time off and holidays, and other benefits as established by PalmSource (including any sabbatical program). Your benefits will depend upon the terms of the benefit plans and programs as they may exist from time to time. Until PalmSource establishes comparable benefits, you shall be covered by Palm’s benefit plan, including medical coverage. Additionally, PalmSource will reimburse you for legal fees and costs up to a maximum of $3,500.00 in connection with the review and negotiation of this employment offer.

To assist you in your relocation to Santa Clara, CA, Palm will provide you with relocation services and benefits up to $170,000.00, including up to 90 days temporary living to find a home. Geralynn Patellaro and our relocation vendor will discuss your specific relocation benefits with you in further detail. If you voluntarily leave Palm within one year of the effective date in your new position, you must repay a prorated portion of the relocation expenses incurred by Palm for the purpose of your relocation.

Additionally, to assist you in purchasing a home, Palm will provide you with a bonus payment totaling $200,000.00, less applicable taxes and deductions. The timing and structure of these payments will be made to meet your personal purchase decision. Payment is conditioned upon your continued employment with Palm and your purchase of a home within one year of your start date. Payment made by Palm is to be in connection with a home purchase. If you voluntarily leave Palm within 2 years of the effective date in your new position, you must repay a pro-rated portion of this bonus payment.

Your employment is expressly contingent upon the acceptable results of a background check. Any falsification of an applicant’s employment history or educational background will result in withdrawal of the offer and or termination of employment, if hired.

As a condition of employment, you must sign a Conflicts, Confidential Information And Assignment Of Invention Agreement as provided by PalmSource and Palm stating, among other things, that you will keep confidential company information of PalmSource and Palm throughout

Ms. Doreen S. Yochum

December 21, 2001

and beyond your employment. This offer of employment is also contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990, and the receipt of satisfactory references.

The terms and conditions of your proposed employment with PalmSource in this letter supersede any contrary verbal representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with PalmSource is voluntary and at-will. This means that you are free to resign at any time. Similarly, PalmSource is free to terminate your employment relationship, with or without Cause or notice, at any time. Exceptions to this employment-at-will policy may be made only by a written agreement signed by PalmSource’s Board of Directors.

You will also be eligible for benefits provided in Palm’s standard Management Retention Agreement (Change in Control) and Executive Severance Agreement. Both are attached hereto and incorporated by reference.

This offer of employment is open for a period of 5 working days from the date of this letter. Within this time period, I would appreciate your confirming your acceptance by singing on the space provided and returning this letter to me, indicating your proposed start date. In the future, if a Chief Operating Officer position is established by PalmSource reporting to me, you will be considered for the position.

Let me close by reaffirming our belief that the skill and background you bring to Palm Inc. and PalmSource will be instrumental to the future success of the Company. It is the collective belief of the Palm Board of Directors that your acceptance of this offer will be in the best interest of Palm shareholders. I look forward to working with you very soon.

Sincerely,

/s/    DAVID NAGEL

David Nagel

President and CEO

Platform Solutions Group

I accept the offer of employment at Palm Inc. based on the terms described in this offer letter. I propose a start date of January.

/s/ DOREEN S. YOCHUM	January 4, 2002
Signature	Date